As filed with the Securities and Exchange Commission on April 28, 2022

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
The Securities Act of 1933

Camden National Corporation
(Exact name of registrant as specified in its charter)

Maine	Two Elm Street	01-0413282
(State or other jurisdiction of incorporation or organization)	Camden, Maine 04843 (Address of Principal Executive Offices)	(IRS Employer Identification No.)

CAMDEN NATIONAL CORPORATION
2022 EQUITY AND INCENTIVE PLAN
(Full title of the plan)

Michael R. Archer
Chief Financial Officer
Camden National Corporation
Two Elm Street
Camden, Maine 04843
(207) 236-8821

(Name, address and telephone number, including area code, of agent for service)

With copies to:
Jared M. Fishman, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Certain Documents by Reference.
The documents listed below, which have previously been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), are incorporated by reference in this Registration Statement:
(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 11, 2022;
(b) Current Reports on Form 8-K filed with the Commission on January 3, 2022 and March 29, 2022; and
(c) The description of Camden’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on August 1, 1997 under Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating such description.
In addition, all documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
    Not applicable.
Item 5.    Interests of Named Experts and Counsel.
    Not applicable.
Item 6.    Indemnification of Directors and Officers.
Under Sections 851 et. seq. of the Maine Business Corporation Act, and except to the extent broader indemnification is authorized by a corporation’s articles of incorporation, a corporation generally may indemnify an individual who is a party to a proceeding because that individual is a director of the corporation against liability incurred in the proceeding if the individual’s conduct was in good faith and the individual reasonably believed (i) in the case of conduct in the individual’s capacity as director, that the individual’s conduct was in the best interests of the corporation (or participants in an employee benefit plan of the corporation with respect to service thereto); (ii) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. Unless ordered by a court to do so, however, a corporation may not indemnify one of its directors (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct set forth above; or (2) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director’s official capacity. Under the Maine Business Corporation Act, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Under the Maine Business Corporation Act, a corporation generally may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because that officer is an officer of the corporation to the same extent as a director and, in the case of an officer who is not a director, to such further extent as may be provided the corporation’s articles of incorporation, bylaws, a resolution of the corporation’s Board of Directors or a contract, except no indemnification may be made to such a person for (1) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (2) liability arising out of conduct that constitutes (a) receipt by the officer of a financial benefit to which the officer is not entitled; (b) an intentional infliction of harm on the corporation or its shareholders; or (c) an intentional violation of criminal law.
Section 10.1 of the Company’s Amended and Restated Bylaws provides that the Company shall indemnify any director for liability to any person or for any action taken or for any failure to take an action as a director except liability for (i) receipt of a financial benefit to which the director is not entitled, (ii) an intentional infliction of harm on the Company or its shareholders, (iii) an intentional violation of criminal law, or (iv) a violation of Section 833 of the Maine Business Corporation Act. Section 10.2 of the Company’s Amended and Restated Bylaws also provides that the Company may indemnify, in whole or in part, any officer of the Company for liability to any person or for action taken or any failure to take an action as an officer except liability for (i) receipt of a financial benefit to which the officer is not entitled, (ii) an intentional infliction of harm on the Company or its shareholders, or (iii) an intentional violation of criminal law. Under the Company’s Amended and Restated Bylaws, the decision as to whether the Company will indemnify an officer for said liability and, if so, to what extent, shall be determined by the Company’s Board of Directors within a reasonable period of time of having received a written request for indemnification from the officer.

The Company maintains directors and officers liability insurance in amounts and on terms which the Company’s Board of Directors deems reasonable. In the ordinary course of business, the Company’s Board of Directors regularly reviews the scope and adequacy of such insurance coverage.
Item 7.    Exemption from Registration Claimed.
    Not applicable.
Item 8.    Exhibits.
The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit Number	Description
3.1	Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.I.1 to the Company’s Form 10-K filed on March 2, 2011 (Commission File No. 0-28190)).
3.2	Amendment to the Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the Commission on April 26, 2017 (Commission File No. 01-28190)).
3.3*	Amendment to the Articles of Incorporation, dated April 27, 2022.
3.4*	Amended and Restated Bylaws of the Company, as of April 27, 2022.
5.1*	Legal opinion from Bernstein, Shur, Sawyer & Nelson, P.A..
23.1*	Consent of RSM US LLP.
23.2*	Consent of Bernstein, Shur, Sawyer & Nelson, P.A. (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).
99.1*	Camden National Corporation 2022 Equity and Incentive Plan, effective as of April 26, 2022.
107*	Calculation of Filing Fee.

*	Filed herewith

Item 9.    Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camden, State of Maine, on this 28th day of April, 2022.
CAMDEN NATIONAL CORPORATION
By:    /s/ Michael R. Archer
Michael R. Archer
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gregory A. Dufour Gregory A. Dufour	President and Chief Executive Officer (Principal Executive Officer)	April 28, 2022
/s/ Michael R. Archer Michael R. Archer	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 28, 2022
/s/ Lawrence J. Sterrs Lawrence J. Sterrs	Chairman of the Board	April 28, 2022
/s/ Ann W. Bresnahan Ann W. Bresnahan	Director	April 28, 2022
/s/ Craig N. Denekas Craig N. Denekas	Director	April 28, 2022
/s/ David C. Flanagan David C. Flanagan	Director	April 28, 2022
/s/ S. Catherine Longley S. Catherine Longley	Director	April 28, 2022
/s/ Marie McCarthy Marie McCarthy	Director	April 28, 2022
/s/ James H. Page James H. Page	Director	April 28, 2022
/s/ Carl J. Soderberg Carl J. Soderberg	Director	April 28, 2022
/s/ Robin A. Sawyer Robin A. Sawyer	Director	April 28, 2022